EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-227394 on Form S-3 and Registration Statement Nos. 333-177604, 333-150934, and 333-105203 on Form S-8 of our reports dated February 19, 2021 relating to the consolidated financial statements of ITT Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of ITT Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP
Stamford, Connecticut

February 19, 2021